Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock, nominal value of €0.12 per share, of Next.e.GO N.V., a Dutch limited liability company, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 14th day of February, 2024.

Date: February 14, 2024

Adiuvat GmbH

/s/ Ulrich Hermann
Name:	Ulrich Hermann
Title:	Director

Ulrich Hermann

/s/ Ulrich Hermann
Name:	Ulrich Hermann